JOINT VENTURE EQUITY EXCHANGE AGREEMENT

Effective Date 7-November-2011

This Joint Venture Equity Exchange Agreement is made and entered into by and between Pompano Dive Center, LLC., a Florida limited liability company having an address at 101 N Riverside Drive, Suite 111, Pompano Beach, Florida 33062 (hereafter “PDC”) and Brownie’s Marine Group, Inc., a Nevada corporation, together with its wholly owned subsidiary, Trebor Industries, Inc., a Florida corporation d/b/a Brownie’s Third Lung, having an address at 940 N.W. lst Street, Ft. Lauderdale, Florida 33311 (hereafter collectively “BMG”) , for the purpose of engaging in an enterprise for profit, more specifically for the sale of BMG’s products at PDC’s location.

SECTION ONE:	PRODUCT PLACEMENT

1.           Placement. BMG will provide a Brownie’s Third Lung product assortment and YachtPro-25/EREEL package to PDC for placement in PDC’s showroom. PDC will act as a full-partner dealer. The product mix may vary according to season and at the sole and absolute direction of BMG.

2.           Ownership. The product and display systems will remain the property of BMG. PDC may elect to purchase the systems under conventional dealer terms/conditions at any time so long as the joint venture remains in full force.

3.           Third Lung/ TOOKA Programs. BMG will provide PDC with the option to offer Third Lung and TOOKA programs from PDC boats and in all approved training programs, advertisements, or the like.

SECTION TWO:	CONTROL AND MANAGEMENT

1.           Control. The joint venture will be jointly controlled by the parties whose role will be equivalent to the board of directors of a corporation. The parties (or their designated representative) will meet at mutually agreed upon place and time. The frequency of the meetings will be once every quarter, unless otherwise agreed to by the parties. A special meeting of the parties may be called at any time upon request of either party. A majority of the parties constitutes a quorum to do business, and the decision of a majority of those present at a meeting at which a quorum is present will be the act of the joint venture.

2.           Management. For purposes of managing the operation, business, and day to day affairs of the joint venture, the joint venture will be managed solely by PDC.

SECTION THREE:	DIVISION OF PROFITS AND LOSSES

1.           Division or Share of Profits. Any profits of the joint venture will be divided among the parties as follows: PDC agrees to split total pre-tax net profits with BMG on a quarterly basis so long as this agreement remains in place. The split ratio will be 33/67 BMG/PDC, consistent with the split ratio between the parties as set forth in Section Six (4) below. Accounting for the preliminary balance sheet and profit basis (as determined on an accrual basis using generally accepted accounting principles) will be reviewed by an independent accountant. These efforts are also part of preparation for the ultimate integration of PDC into BMG; as such the related cost for the additional accounting will belong to BMG. Pre-tax, quarterly profit distribution will occur no later than 45 days from the end of each quarter. At least 50 of total pre-tax net profits will be offered for distribution.

2.           Division of Losses. At no time will BMG be liable for any operating losses or additional expenses not anticipated by this agreement without prior written approval of BMG on a case-by-case basis.

SECTION FOUR:	PROMOTION

The parties will jointly initiate a local press campaign to inform the North Broward- Pompano-Lighthouse Point community about the joint venture. This campaign will include a door-to-door and boat-to-boat element.

SECTION FIVE:	ASSIQNMENTS AND TRANSFERS

1.           Either party, for any reason, may cancel this joint venture agreement by providing the other party with thirty (30) days written notice of such cancellation. Upon cancellation, all inventory and display material will be returned to BMG without further demand.

2.           During the term of this agreement, no party may assign or transfer its rights and interest in the joint venture to a party other than a member of the joint venture, without the prior written consent of the other party. Any transfer or assignment of any party’s interest in the joint venture or its profits will be subject to the rights and obligations provided in the agreement. No transfer or assignment will relieve any party of that party’s duties or obligations under this agreement except with the express written consent of the other party.

SECTION SIX:	EXCHANGE OF CERTAIN INTEREST IN BUSINESS DURING JOINT VENTURE AND OTHER MISCELLANEOUS PROVISIONS

1.           The parties have entered into a non-binding Letter of Intent for the possible sale of PDC’s business to BMG. While the terms and conditions of the transaction are currently being discussed between the parties, and are not binding unless and until they are set forth in a written purchase and sales contract signed by PDC and BMG, the parties wish to exchange various interests in their respective business during the term of this Agreement. In the event that this Agreement is terminated and a written purchase and sales agreement is not entered into between PDC and BMG, then the parties’ respective interests in each other’s business will revert back to the original party. In other words, the parties will be restored to their original positions before the execution of this Agreement and PDC will hold no interest in BMG and BMG will hold no interest in PDC.  In the event of termination of this Agreement, the BMG shares shall be cancelled and returned to BMG. Section 6 (1) and 6 (2) are cross-referenced.

2.           Upon the execution of this Agreement, BMG will issue to PDC 4,581,505 shares of common stock of BMG as set forth in Exhibit “1” annexed hereto and titled “Pompano Dive Center Valuation Worksheet”. In the event that a written purchase and sales contact is entered into between the parties for PDC’s business, then the 4,581,505 shares of common stock of BMG provided hereunder will be credited toward the final purchase price of PDC. Valuation of the stock toward the final satisfaction of the purchase will occur at the time of purchase and under the same valuation definition to be agreed upon in the purchase and sales contract.  Section 6 (1) and 6 (2) are cross-referenced.

3.           If applicable, the remaining acquisition of PDC will be paid for in BMG common stock and/or cash at the option of BMG. If BMG elects to purchase PDC using common stock, the weighted trading average discount value defined in the PDC Worksheet will be used or any subsequent valuation method that may be offered to a third party between the date of the signing of a written purchase and sales contract between the parties, and the close of the purchase of PDC will be offered as an alternative; the option will be at the sole discretion of PDC. This valuation/payment method may also include a convertible promissory note structure in the same form/discount as BMG private investors of record; specifically the Perez and Kalayci notes.

4.           Upon the execution of this Agreement, PDC will transfer a thirty-three (33) percent interest in PDC to BMG. PDC agrees to split total pre-tax net profits of PDC with BMG on a quarterly basis so long as this Agreement remains in place. The split ratio will be 33/67 BMG/PDC. Accounting for the preliminary balance sheet and profit basis (as determined on an accrual basis using generally accepted accounting principles) will be reviewed by an independent accountant. These efforts are also part of preparation for the ultimate integration of PDC into BMG; as such the related cost for the additional accounting will belong to BMG. Pre-tax, quarterly profit distribution will occur no later than 45 days from the end of each quarter. At least 50% of total pre-tax net profits will be offered for distribution.

5.           The management, operation, business, decision making and day to day affairs of PDC will remain absolutely and solely with PDC.

6.           BMG accounting department will work with PDC to develop an accounting platform and budget analysis system to translate the current “owner-operator” bookkeeping system into a system that will allow a comprehensive review of the P/L status. The goals of this joint effort are to determine the fair value of the business and use the financial analysis of the ongoing business to increase profitability wherever possible.

7.           BMG will pursue an interim Federal Highway retail store location while continuing the planning and development phase of Brownie’s Adventure Center for the North Broward County area. The scope of this pursuit may include acquisition and/or strategic partnering with other dive and water sports operators/retailers/distributors/etc. in the area under consideration. BMG anticipates PDC management working with BMG to develop and operate any north Broward store operations as a continuation of the strategic partnership.

8.           As part of the purchase and sales contract, the parties intend on entering into an employment agreement for the hiring and integration of PDC’s management into BMG’s business.

SECTION SEVEN:	ARBITRATION

The parties intend to avoid major differences among themselves in the conduct of the joint venture. The parties intend that the contract terms will control the parties’ rights and obligations with respect to operations of the joint venture. But as to matters not specifically controlled by the contract terms, or in the event of any dispute arising from or in connection with this joint venture, the parties shall submit any dispute to binding arbitration with the American Arbitration Association. The venue for any arbitration shall be in Broward County, Florida. The prevailing party shall be entitled to recover its reasonable attorney’s fees and costs.

SECTION EIGHT:	ENTIRE AGREEMENT

The entire agreement of the parties is contained in this instrument, and in the offer and acceptance. This instrument may not be modified or amended without the agreement of all the parties in writing.

SECTION NINE:	NEGATION OF PARTNERSHIP

The parties agree that this joint venture is not a partnership and is not to be governed by the partnership laws of any country or state.

SECTION TEN:	LAW GOVERNING

This agreement is to be governed by the laws of Florida.

SECTION EVELVEN:	BINDING EFFECT

This agreement is binding upon the parties’ respective heirs, successors, administrators, executors, and assignees, subject to the provisions of this agreement.

SECTION TWELVE:	EFFECTIVE DATE AND TERM

1.           Effective Date. This contract will be effective on the date signed by the last party to this agreement.

2.           Term of Agreement. This agreement will continue in effect until September 30, 2013, unless sooner terminated by mutual agreement of all the parties to this agreement; or the impossibility of performance by all the parties.

SECTION THIRTEEN:	TERMINATION

Upon the termination of this agreement as provided hereunder, the joint venture will be dissolved and wound up in accordance with law, and its profits distributed among the parties entitled to it or its losses paid by the parties liable for it, as provided for in this agreement.

In witness, the parties have signed this agreement on the dates indicated opposite their names.

POMPANO DIVE CENTER, LLC

By: /s/Jeremy Jarosky

Printed Title:  Operating Manager/Owner

Dated:

BROWNIE’S MARINE GROUP, INC.

By: /s/Robert M. Carmichael, Pres./CEO
Dated: 7-Nov-11

Dated: 7-Nov-11

Pompano Dive Center Valuation Worksheet ‐Exhibit 1 to Joint Venture Equity Exchange Agreement
Sales (taxable)	Q1	Q2	Q3	Q4	Total Year
2009	$15,551	$15,551	$62,741	$55,132	$133,424
2010	$30,815	$63,649	$91,837	$63,698	$249,999
	3.53	1.71	2.62	$2.62
2011 (Jan‐July actual plus projection $108,848)	$108,848		$202,592	$155,740	$576,028

Assets
(3) Compressors, Fill station, Bottles, Furniture, Display Fixtures, Mixing System, Rental Gear	$100,000
New/Sellable Inventory at Replacement Cost Value	$155,000
Total	$255,000

Purchase Option to Buy and 33% Profit Split			$84,991.50
Payment in BWMG stock at 3‐month Weighted Trading Average with 30% discount applied (28‐Sept‐2011)		$0.01855	4,581,505
Total Issued/Outstanding Shares	4.99% Non‐Affiliate Status Thershold
32,262,958	1,609,921.60

Valuation Basics
Total Asset Package (subject to actual inventory count on day of closing)	$255,000

Good Will and other intangible value formula. Total pre‐tax, net profit multiplied times .0000033 and then mutiplied times the total gross 2011 revenue; examples below

	Pretax Net Profit
		Current	with Brownie	Good Will Value
		Projection	Assistance	Based on
				Projections
	Gross Revenues	$576,028	$662,431.80		Total Value	Apply Option Payment to purchase	Cash/Stock Due to Close
Minimum Goal	5.0%	$28,801.38	$33,121.59	$54,748.30	$309,748.30	$84,991.50	$224,757
Medium Goal	10.0%	$57,602.77	$66,243.18	$109,496.59	$364,496.59	$84,991.50	$279,505
Good Goal	12.5%	$72,003.46	$82,803.97	$136,870.74	$391,870.74	$84,991.50	$306,879
High Goal	15.0%	$86,404.15	$99,364.77	$164,244.89	$419,244.89	$84,991.50	$334,253